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                                   EXHIBIT 5.1

LOGO OF RWD Technologies, Inc                      10480 Little Patuxent Parkway
                                                        RWD Building, Suite 1200
                                                         Columbia, MD 21044-3500
                                                                  (410) 730-4377
                                                              FAX (410) 964-0039

                                                                  April 26, 2002

RWD Technologies, Inc.
10480 Little Patuxent Parkway
Suite 1200
Columbia, Maryland 21044

Ladies and Gentlemen:

         I, as counsel to RWD Technologies, Inc., a Maryland corporation (the "Company"), hereby provide this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 2,400,000 shares of Common Stock, par value $0.10 per share (the "Shares"), 2,000,000 of which are issuable pursuant to the exercise of options and other awards granted under the RWD Technologies, Inc. Amended 1998 Omnibus Stock Incentive Plan and 400,000 of which are issuable under the RWD Technologies, Inc. Amended and Restated Employee Stock Purchase Plan (collectively, the Omnibus Stock Incentive Plan and the Employee Stock Purchase Plan are hereinafter referred to as the "Plans").

         I have examined copies of the Company's Articles of Amendment and Restatement of the Charter, Amended and Restated Bylaws, the Plans, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes, and authorities that I have deemed necessary to form a basis for this opinion. In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. As to various questions of fact material to this opinion, I have relied on statements and certificates of officers and representatives of the Company and others.

         Based on the foregoing, I am of the opinion that the Shares issuable under the Plans have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

         The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the federal laws of the United States of America, and I express no opinion as to any other laws.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                             Very truly yours,

                             RWD TECHNOLOGIES, INC.

                             /s/Laurens MacLure, Jr.
                             Laurens MacLure, Jr.
                             Vice President, General Counsel and Secretary